UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 11, 2012
CADUCEUS SOFTWARE SYSTEMS CORP.
(Exact name of registrant as specified in its charter)
Nevada	333-144509	98-0534794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
42a High Street, Sutton Coldfield, West Midlands, UK		B72 1UJ
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(44) 0121-695-9585
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 11, 2012, we accepted a consent to act of Oswald Huggins as director of our company.  We increased the number of directors on our board of directors to three (3) and appointed Mr. Huggins to fill the ensuing vacancy.

Oswald Huggins

Oswald Huggins has an extensive background in mechanical engineering along with high level experience as a medical engineer.

From June 2008 to present, Mr. Huggins has acted as a freelance engineering consultant to KO Maintenance and GGPS Services of London, a company that specializes in the maintenance of medical equipment, where he overlooks the company’s investments in Italy.

Since December 2005, Mr. Huggins has been to working with a number of overseas brokers, financing international projects and activating new undertakings in Europe, mainly in Italy, wherein he has gained knowledge and experience on corporate structure, cash flow, administration and marketing.

From January 2001 to June 2008, Mr. Huggins was a freelance engineering consultant to Crystal Maintenance, Eradication Services and Nelson Bakewell, which are two companies in the business of equipment maintenance and are located in the city of London.  His duties included: planned maintenance schedules, overseeing medical maintenance projects and Health & Safety schedules.

Mr. Huggins obtained two (2) HND’s (Engineering diplomas in Mechanical engineering) from the East Birmingham Hospital, a reputable educational hospital located in Birmingham, UK.

From 1978 to 1985, Mr. Huggins furthered his training as an engineer at the National Health Service in Lichfield, Staffordshire, UK, where he obtained the credentials of a medical/mechanical engineer.

We appointed Mr. Huggins as a member to our board of directors due to his medical and engineering experience, and his ability to carry out business in Europe.

Our board of directors now consists of Derrick Gidden, Alexander Dannikov and Oswald Huggins.  Other than as described above, there have been no transactions between our company and Mr. Huggins since the company’s last fiscal year which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADUCEUS SOFTWARE SYSTEMS CORP.
/s/ DERRICK GIDDEN
Derrick Gidden
President and Director

Date:	January 17, 2012